Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

CDW Corporation Announces Closing of Senior Notes Offering and Settlement of Bond Tender Offer

VERNON HILLS, Ill. – May 20, 2011 — CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, today announced that CDW Escrow Corporation, a newly formed, wholly owned subsidiary (the “Escrow Issuer”), has closed its previously announced offering of an additional $450,000,000 in aggregate principal amount of 8.5% Senior Notes due 2019 (the “Notes”) in a private offering that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have identical terms to, and are treated as a single class with, the $725,000,000 in aggregate principal amount of 8.5% Senior Notes due 2019 issued on April 13, 2011.

Upon closing of the offering, the Escrow Issuer deposited the gross proceeds of the offering into a segregated escrow account. Upon satisfaction of the condition described below for the release of the Notes from escrow, CDW LLC and CDW Finance Corporation, wholly owned subsidiaries of CDW Corporation (collectively, the “Issuers”), assumed all of the Escrow Issuer’s obligations under the Notes, and all of the gross proceeds from the offering were released to the Issuers. Upon release of the escrow, the Issuers used the proceeds from the offering, together with borrowings under their revolving credit facility, to pay the consideration in a concurrent tender offer (the “Tender Offer”) the Issuers had undertaken in respect of their existing 11.00% Senior Exchange Notes due 2015 (the “Existing Senior Cash Pay Notes”) and 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (the “Existing Senior PIK Election Notes,” and together with the Existing Senior Cash Pay Notes, the “Existing Senior Notes”), and to pay related fees and expenses.

It was a condition to the obligation of the Issuers to assume the obligations of the Escrow Issuer under the Notes that, as of the expiration date of the Tender Offer, at least $412,844,000 in aggregate principal amount of Existing Senior Notes (the “Maximum Tender Amount”) were validly tendered (and not validly withdrawn) in the Tender Offer. As of 8:00 a.m., New York City time, on May 19, 2011 (the “Expiration Date”), tenders had been delivered with respect to $352,600,000 of the Existing Senior Cash Pay Notes and $100,259,825 of the Existing Senior PIK Election Notes, together representing $452,859,825, or approximately 83.58%, of the outstanding aggregate principal amount of Existing Senior Notes.

Pursuant to the terms and conditions of the Tender Offer as set forth in the Issuers’ Offer to Purchase, dated as of April 20, 2011, the Issuers accepted for purchase only the Maximum Tender Amount. Because the aggregate principal amount of Existing Senior Notes tendered by the Expiration Date exceeded the Maximum Tender Amount, the Issuers purchased the Existing Senior Notes on a pro rata basis. The amount of each holder’s validly tendered Existing Senior Notes accepted for purchase was determined by multiplying each holder’s tender by a proration factor of 0.9118, and rounding the product down to the nearest $1,000, in the case of the Existing Senior Cash Pay Notes, and to the nearest $1.00, in the case of the Existing Senior PIK Election Notes. All Existing Senior Notes that were validly tendered but not accepted for purchase by the Issuers are being returned to their respective holders.

In the aggregate, the Issuers accepted for purchase $321,431,000 of the Existing Senior Cash Pay Notes and $91,412,749 of the Existing Senior PIK Election Notes, together representing $412,843,749, or approximately 76.19%, of the outstanding aggregate principal amount of Existing Senior Notes.

All holders of Existing Senior Notes that validly tendered (and did not validly withdraw) their Existing Senior Notes on or prior to the Expiration Date, and whose Existing Senior Notes were accepted for purchase, will receive consideration equal to $1,090 per $1,000 principal amount of Existing Senior Notes, plus accrued and unpaid interest up to, but not including, May 20, 2011, the date of settlement for the Tender Offer.

The Notes and related guarantees were offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering was made by means of a private offering memorandum, and was not made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s technology specialists offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,300 coworkers.

Contact:

Collin Kebo

Vice President, Financial Planning

(847) 419-6383

investorrelations@cdw.com